Exhibit 10.1

Dear Raj:

October 12, 2009

We are very pleased to offer you employment with X-Rite, Incorporated as Executive Vice President and Chief Financial Officer, reporting to the CEO based in Grand Rapids, Michigan.  I have outlined the particular terms of your employment below:

  Salary: Your salary will be set at a weekly rate of $5,769.23 ($300,000 annually). As a result of the current 5% company furlough program, your starting salary will be paid at the weekly rate of $5,480.77 ($285,000.00 annually). Performance evaluations occur after 90 days of employment and annually in the 1st quarter.
  Short-Term Incentive Plan: You will be eligible to participate in the Management Incentive Plan that will enable you to earn 48% of your annual salary at target performance ($144,000.00 per year). Should there be any variable incentive payout for 2009, you will be entitled to a prorated portion based on your service with X-Rite. Typically, STI cash awards are capped at 200% of target (e.g. $144,000 target and $288,000.00 max). In 2009 and 2010, due to market and company conditions, STI cash awards are capped at 110% of target (e.g. $144,000 target and $158,400.00 max). For 2010, X-Rite will guarantee a payment of 50% of your target short-term incentive plan.
  Long-Term Incentive: Is comprised of both stock options and performance-based restricted stock. The current mix is 50% of the annual targeted LTI value in the form of restricted stock and 50% in the form of stock options. Targeted LTI levels are based on X-Rite comparator group at the 50th percentile. When you join, you will receive a grant of 200,000 options and 200,000 in restricted stock. The pricing for the options will be the closing price on the day you join the company. Your options and restricted stock will vest as per the attached schedule. The performance targets for performance based restricted stock are currently under review by the Board of Directors. These targets will be communicated to you when they are agreed by the Board. It is likely that in 2012 we will return to an annual LTI grant. Equity ownership guidelines have been established by the Board. It is expected that within 3 years of service as an executive band employee, you will hold 2 times your base salary in X-Rite stock, restricted stock, or stock options. All executive compensation plans are reviewed and modified from time-to-time based on market conditions and at the discretion of the Board of Directors.
  One-Time Award: You will be entitled to a one-time payment of $15,000.00, to be paid within two weeks of your start date.
  Vacation: You will be entitled to four weeks vacation and will remain at that level until your X-Rite service entitles you to additional vacation under X-Rite's normal vacation policy. Also, you are immediately eligible for company holidays scheduled during each calendar year.
  Relocation Assistance: You will receive relocation benefits per the attached Relocation Guidebook. Because of our agreement that you will relocate to West Michigan immediately, we will supplement your sixty day temporary living allowance by granting you a $2,000/month payment for the shorter of ten months or the close of the sale of your house in Indianapolis.
  Insurance and Other Fringe Benefits: Your medical and dental benefits will begin after 30 days of employment. Please see the enclosed benefit outline for additional details. A Human Resources Representative will meet with you to explain the entire package in detail once you begin your employment.

  401K Program: You may begin the enrollment process in X-Rite’s 401(K) program immediately. The company is currently in suspension regarding its contributions to the 401(K) plan. These contributions will be reinstated at the earliest possible moment as business conditions dictate.
  Severance Provision: You will be provided severance benefits for 12 months under the X-Rite “Confidential Severance Agreement and Release” for Executive Band participants unless your employment is terminated for engaging in conduct involving dishonesty, fraud, conduct intentionally injurious to X-Rite or if you voluntarily terminate your employment from X-Rite.
  Change of Control: In the event a Change in Control may arise you will be eligible to participate in the X-Rite, Incorporated Change-in-Control Severance Plan for Senior Executives. This Plan will allow you to be aligned with all CIC provisions associated with 24 months of compensation and benefits.

No other benefits have been discussed outside of the enclosed benefits and this offer letter.  This offer of at–will employment is contingent upon passing a drug screen before your initial start date, and signing a Confidential and Proprietary Information Agreement.  Please bring identification to satisfy government I-9 requirements.  On your first day of employment with X-Rite we will schedule a new employee orientation.

Please indicate your acceptance in writing by signing below and returning one original to us on or before October 13, 2009.  To expedite the process you may fax a copy of this acceptance confidentially to (616) 803-3832.  Your fax will be received confidentially by my office.

Sincerely,

/s/ John Ireland
John Ireland
Vice President, Human Resources

Acknowledged:	/s/ Rajesh K. Shah	10/13/2009
	Rajesh K. Shah	Date